Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks surrounded by brackets denote omissions.

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Distribution Agreement

This Distribution Agreement (“This “Agreement”), made and entered into as of the 13th day of January, 2020, by and between:

Bionik Laboratories Corp., a Delaware corporation (“Bionik”), having its principal office at 483 Bay Street, Toronto, Ontario, Canada.

and

Curexo Inc., a Republic of Korea corporation (“Curexo”) having its principal office at 4th FL, 577, Gangnam-daero, Seocho-gu, Seoul, 06530, South Korea.

Curexo hereinafter be referred to individually as “Distributor” and Bionik shall hereinafter be referred to individually as “Supplier” and collectively as the “Parties”. Certain capitalized terms used herein are defined in Article 1 below.

WITNESSETH:

WHEREAS, Supplier desires to appoint the other Distributor as the exclusive Distributor for the sale of the Products of the Supplier in the Territory, and the Distributor desires to be so appointed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1 (Definitions)

In this Agreement except where the context otherwise requires, the following terms and expressions shall be understood to have the precise meaning as follows:

1.1	“Products” shall mean the products of the type and specification manufactured and packed under the Trade Marks and listed in Schedule 1 and any other products developed by the Supplier and which the Supplier may permit the Distributor, by express notice in writing, to distribute in the Territory. Notwithstanding the foregoing, the Supplier may modify the design and type of the Products or parts thereof (provided the modification does not adversely affect the Products or discontinue any Products at any time if the production of such Products is permanently discontinued for any reason, in its sole discretion).

1.2	“Territory” shall mean, with respect to each of the Distributors, the countries or areas specified in Schedule 2, as the parties may from time to time vary upon mutual agreement.

1.3	“Trademarks” shall mean the trademark registrations and applications listed in Schedule 3 and any further trademarks that the Supplier may, by express notice in writing, permit or procure permission for the Distributor to use in the Territory in respect of the Products of Supplier.

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Article 2 (Appointment and Acceptance)

2.1	During the term and subject to the conditions herein set forth, each Supplier hereby appoints the Distributor as the sole and exclusive Distributor to import, market and distribute the Products in the Territory, and the Distributor hereby accepts such appointment.

2.2	The Distributor shall not, directly or indirectly through another party, purchase, import, export, sell, distribute, manufacture or otherwise deal in products competitive with or similar to the Products of the Supplier in the Territory.

2.3	The Distributor shall refrain from making active sales of the Products of Supplier to customers outside of the Territories. For these purposes, “active sales” shall be understood to mean actively approaching or soliciting customers, directly or indirectly, including, but not limited to, the following actions: (a) visits; (b) direct mail, including the sending of unsolicited emails; (c) advertising in media, on the internet or other promotions, where such advertising or promotion is specifically targeted at customers outside of the Territories; (d) online advertisements addressed to customers outside of the Territories and other efforts to be found specifically by users outside of the Territories, including the use of territory based banners on third party websites and paying a search engine or online advertisement provider to have advertisements or higher search rankings displayed specifically to users outside of the Territories; and (e) advertising or promotion in any form or translation of the Distributor’s website into a language other than an official language of any country forming part of the Territory, that the Distributor would not reasonably carry out but for the likelihood that it will reach customers outside of the Territories. The Distributor shall not establish, or maintain any branch, sales outlet or distribution depot in any area outside of the Territories for the sale of the Products of the Supplier.

Article 3 (Orders and Shipment)

In placing orders with the Supplier, the Distributor shall clearly describe the Products of Supplier and quantity required, and shall include precise instruction for packing, invoicing and shipping. The orders shall not be binding unless and until they are in compliance with Articles 4 and 5.

Article 4 (Price and Payment)

4.1	The prices to be paid by the Distributor to the Supplier for the Products or spare parts of Supplier are to be the Supplier’s list prices as notified to the Distributor by the Supplier from time to time. The Supplier shall give the Distributor sixty (60) calendar days’ notice in writing of any rises in the prices for the Products or spare parts of Supplier. The discount of the price list to the Distributor is to be determined.

4.2	The Distributor shall pay the full amount invoiced to it by the Supplier in the United States within ten (10) calendar days of invoice. Within ten (10) calendar days after receipt by the Distributor of Supplier’s confirmation of order, the Distributor shall have an irrevocable letter of credit be issued in favor of the Supplier or its nominees by a first class, international bank satisfactory to the Supplier.

4.3	Unless otherwise agreed between the parties, currency of payment shall be in USD (United States Dollars)

4.4	As between the Supplier and the Distributor, the Distributor shall be liable for and shall pay any tax, duty, charge or any other impost of a similar nature imposed upon the Supplier or the Distributor, in respect of the purchase, sale, importation, lease or other distribution of the Products of the Supplier. The Distributor shall be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, sale, lease or other distribution of the Products of the Supplier.

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4.5	The Distributor shall be free to fix its own resale prices for the Products but shall not set those prices so high as may make them uncompetitive in the Territory including any trade discounts or rebates and shall promptly advise the Supplier of any subsequent changes.

4.6	Except as specifically set forth in this Agreement, the Distributor shall pay for any and all expenses, costs and charges incurred by it in the performance of its obligations under this Agreement as a Distributor (including but not limited to promotion and marketing costs in the Territory), unless the Supplier as such has expressly agreed in advance in writing to pay such expenses, costs and charges.

4.7	As between the Supplier and the Distributor, Supplier will provide 3 units of InMotion Arm at the Supplier’s own cost.

4.8	Neither Party may withhold payment of any amount due to the other because of any set-off, counter-claim, abatement, or other similar deduction.

Article 5 (Forecast; Quantities)

5.1 No later than thirty (30) calendar days prior to (a) each Contract Year as specified below and (b) the six-month anniversary of the commencement of each Contract Year, the Distributor shall notify the Supplier in writing of its forecast of the quantities of each type of Product of Supplier that it expects to buy from the Supplier for delivery during the ensuing six (6) month period.

The First Contract Year minimums as previously agreed to by the Parties pursuant to the Distribution Agreement dated as of March 6, 2018 by and between Bionik and Curexo (the “Original Agreement”), have been met and satisfied as of the execution date of this Agreement, and no further minimum purchases apply thereunder or hereunder.

Contract Year	Contract Term
First Contract Year	From January 13, 2020 – January 12, 2021
Second Contract Year	From January 13, 2021 – January 12, 2022
Third Contract Year	From January 13, 2022 – January 13, 2023

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5.2 The Supplier undertakes to use all reasonable endeavors to meet all orders for the Products forwarded to it by the Distributor in accordance with the Supplier’s terms of delivery to the extent the orders do not exceed the forecast for each type of Product given in Section 5.1. The Distributor shall buy the Products for its own account for resale under this Agreement.

For purpose of this Article, the Contract Products shall be considered purchased when shipped by the Supplier, excluding sales returned to the Supplier.

Article 6 (Technical Assistance)

6.1	The Supplier is obligated to supply the Distributor with reasonably necessary technical assistance, which may include information and illustrated material, and to send advertising material suitable for the promotion and advertising of the Products of Supplier, in the reasonable opinion of the Supplier.

6.2	The Supplier shall train technical personnel of Distributor to permit the Distributor to satisfy its obligations under this Agreement, including to the extent it becomes necessary due to the introduction of any new Products of Supplier, or to achieve better installation and maintenance standards. Costs for round trips, meals, lodging and other expenses of the Distributor’s personnel dispatched for training shall be borne by the Distributor, and the Supplier shall bear the above costs and expenses for Supplier personnel who will train the Distributor’s personnel.

6.3	The Supplier agrees to send one technical representative to the Distributor’s designated South Korea location to conduct a training session focused on technical aspects of the product as well as service and repair information. Supplier shall bear the expense of Supplier staff for this technical training visit. This training session shall be a one-time event.

6.4	The Distributor agrees to send the appropriate staff to Supplier’s designated US location to receive dedicated sales training and dedicated clinical training. These are two separate training sessions. Distributor shall bear the expense of Distributor staff for such sales and clinical training.

6.5	The above technical assistance and martials shall be implemented in the English language.

Article 7 (Spare Parts)

7.1	The Distributor shall keep a sufficient level of spare parts in order to provide efficient after-sales service. The Supplier shall also advise the Distributor of the required spare parts. Any stock will be discussed and mutually agreed upon before orders are placed.

7.2	The Supplier shall supply to the Distributor spare parts for the Products of Supplier as long as the Distributor continues to purchase the Products pursuant to the terms and conditions of this Agreement and, in the absence of breach by the Distributor of this Agreement, for 5 years after the last shipment of the Products of Supplier to the Distributor.

7.3	With the prior written consent of the Supplier, the Distributor may purchase standard spare parts from the Supplier’s Suppliers directly for 5 years after the last shipment of Products.

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Article 8 (Inspection and Warranty)

8.1	Promptly after the receipt of the Products, the Distributor shall inspect or shall cause its qualified agent to inspect the Products at the qualified agent to inspect the Products at the Distributor’s cost, to insure that the quality standards have been met as agreed to in writing by the parties. If, upon receipt of the Products after proper and thorough inspection to be performed no later than thirty (30) days after receipt, any of the Products in found not to be in compliance with the quality standards set by the Supplier, the Supplier shall replace the Products or the part of a Products not meeting the quality standards, and shall indemnify the Distributor against any direct damage incurred actually by the Distributor.

8.2	The Supplier warrants that the Products of Supplier shall be free from defects in material and workmanship for a period of one (1) year from the installation date of the Product by the Distributor; provided that any such installation shall be no later than six (6) months from the shipment date. In the event any such installation is subsequent to such six (6) month period, then such warranty shall be for a period of one (1) year from the last day of that six (6) month period. This warranty does not extend to any of the said Products which have been: (1) subjected to misuse, neglect, accident or abuse, (2) improperly repaired, or altered or modified ion any way, and (3) used in violation of instructions furnished by the Supplier.

8.3	Claims by the Distributor in regard to any defect in the Products shall be in writing and be dispatched by the Distributor with full particulars within 30 days after the receipt of the Products.

8.4	The parties agree that the implied warranties of merchantability and fitness for a particular purpose and all other warranties or guarantees, express or implied are excluded from this transaction and shall not apply for the products.

Article 9 (Distributor’s Responsibility)

9.1	The Distributor agrees and undertakes to diligently and conscientiously, use all reasonable efforts to promote and expand the distribution and sale of the Products of the Supplier in the Territory, including but not limited to regularly and at its own expense distributing promotional literature, conducting multi media advertising and varying out market surveys.

9.2	The Distributor shall maintain adequate stocks and inventory of the Products throughout the Territory to meet its customer’s demand in time, and to support the effective demonstration of Products to targeted customers for future sales. The Distributor shall maintain adequate stocks and inventory of replacement parts, facilities and qualified mechanics throughout the Territory and shall provide reasonable after-sales service to its customers [in accordance with the terms of the service and maintenance manual provided by the Supplier] during the Term and for [six] months after termination, however terminated.

9.3	The Distributor shall take all reasonable steps to ensure that the Products of the Supplier are properly transported, handled, stored and secured so as to prevent any damage of theft thereto or thereof.’

9.4	The Distributor shall insure at its own cost with a reputable insurance company all stocks of the Products of the Supplier as are held by it against all risks which would normally be insured against by a prudent businessman to at least their full replacement value and promptly produce to the Supplier on demand full particulars of that insurance and the receipt for the then current premium. The Distributor shall indemnify and save the Supplier harmless from any claims which may be initiated against the Supplier as a result of any such damage to the Products of the Supplier to the extent that such are not covered by the said insurance.

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9.5	The Distributor shall arrange at its own expense, advertisement and sales promotion of the Products and devote its best efforts, but in any case at a minimum to meet minimum sales quantities, toward obtaining the largest sales volume of the Products in the Territory. If necessary, the Supplier supports cooperative advertising executed by the Supplier’s Cooperative Advertising Agreement in a separate contract. The form and nature of advertisement and sales promotion of the Products shall be submitted to the Supplier for the prior approval before publication and unless the Supplier notifies the Distributor that it does not approve of any advertising or sales literature within 7 days of receipt by the Supplier of details of the same the Supplier shall be deemed to have approved such advertisement or sales promotion.

9.6	Whenever the Supplier shall indicate to the Distributor any complaint concerning the activities of the Distributor as required under this Agreement, the Distributor shall promptly make investigation and take proper action, if any.

9.7	The Distributor shall not: (a) represent itself as an agent of the Supplier for any purpose; (b) pledge the Supplier’s credit; (c) give any condition or warranty on the Supplier’s behalf; (d) make any representation on the Supplier’s behalf; (e) commit the Supplier to any contracts; or (f) otherwise incur any liability for or on behalf of the Supplier. The Distributor shall not, without the Supplier’s prior written consent, make any promises or guarantees about the Products of the Supplier beyond those contained in the promotional material supplied by the Supplier.

9.8	During the term of this Agreement, the Distributor shall not distribute, sell or market in the Territory any product which competes with any product of Supplier.

Article 10 (Request of Information)

The Distributor shall cooperate with Supplier’s request on the sales of the Products of Supplier, and the Distributor shall send to the Supplier:

(a)	A written annual report on its activities in the Territory, such reports to include sales by product including both the value and units, sales by country, recommended retail price lists, advertising and promotion plans for the future and a commentary on the marketing, sales and distribution performance and plans, matters affecting pricing policies and achievements and proposals in respect of major customers.

(b)	A written annual report on the stocks of the Products and parts thereof held by the Distributor.

(c)	Any other information relating to the performance of its obligations under this Agreement that the Supplier may reasonably require from time to time.

(d)	Quarterly forecasts of next 90-day sales projections including product type as well as name and type of customer facility.

The Distributor shall keep full and proper books of account and records showing clearly all enquiries, quotations, transactions and proceedings relating to the products of Supplier;

The Distributor shall allow the Supplier, on reasonable notice, access to its accounts and records relating to the Products of Supplier for inspection.

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Article 11 (Trademark)

11.1	The Supplier hereby grants to the Distributor the non-exclusive right, in the Territory to use the Trademarks in the promotion, advertisement and sales of the Products of Supplier, subject to, and for the duration of, this Agreement. The Distributor acknowledges and agrees that all rights in the Trademarks shall remain in the Supplier, and that Distributor has and will acquire no right in them by virtue of the discharge of its obligations under this Agreement, except for the right to use the Trademarks as expressly provided in this agreement. The Distributor shall market and sell the products of Supplier only under the Trademarks, and not in association with any other trade mark, brand or trade name, except as permitted in any branding manual issued by the Supplier. The Distributor shall ensure that the appropriate Trademarks shall appear on all Products of Supplier, containers and advertisements for the Products of Supplier, followed by the symbol ®, or the letters [TM], as appropriate.

11.2	When the Distributor uses the Trademark under paragraph 11.1, prior to use, the Distributor shall, inform the Supplier of the manner of such use and submit a sample of any materials including but not limited to, catalogues, leaflets, posters, newspapers, bearing the Trademark for prior inspection and approval by the Supplier. When the Distributor wishes to change the approved use of the Trademark, prior to change the Distributor shall inform the Supplier of the desired change and submit a sample of the materials bearing the altered use of the Trademark of prior inspection and approval by the Supplier. In any event, the manner of use of the Trademark or any change thereof shall be subject to the Supplier’s prior approval and the Distributor shall not use the Trademark in any other manner than approved in advance by the Supplier. The Distributor shall comply with all rules for the use of the Trademarks issued by the Supplier (including those set out in any branding manual issued by the Supplier) and shall not, without prior written consent of the Supplier, alter or make any addition to the labeling or packaging of the Products of Supplier displaying the Trade Marks. The Distributor shall not alter, deface or remove any reference to the Trade Marks, any reference to the Supplier or any other name displayed on the products of Supplier or their packaging or labeling.

11.3	The Distributor recognizes that any of the Trademarks, trade names, designs, copyrights and other proprietary rights, used on or embodied in the Products (“Proprietary Rights”) shall remain the exclusive property of the Supplier. The Distributor shall not have or acquire any right, title or interest in Proprietary Rights.

11.4	During the terms of this Agreement and thereafter, the Distributor shall not:

(a)	Use the Trademark or similar trademark on any products that is not a Supplier Product, nor let any third party use the Trademark.

(b)	Directly or indirectly apply of the registration of the Trademark or any similar trademark with respect to the Products or any other materials in any country or jurisdiction.

11.5	The Distribution may, with the prior written consent of the Supplier, indicate that it is an authorized Distributor of the Products.

11.6	When the Distributor finds that a third party infringes or impairs the Trademark or the Supplier’s goodwill involved therein, or when a third party brings a claim, suit or action against the Supplier or the Distributor on the ground that the Distributor’s use of the Trademark may infringe on the third party’s rights, the Distributor shall promptly inform the Supplier thereof any reasonably co-operate with the Supplier to address the problem. In respect of any such matter, the Supplier shall in its absolute discretion decide what action to take in respect of the matter (if any), and the Supplier shall conduct and have sole control over any consequent action that it deems necessary.

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11.7	Upon termination of this Agreement for any cause, the Distributor shall cease holding itself out as a Distributor of the Products and cease using, in any way, the Supplier’s name, or its Proprietary Rights or any material similar thereto. The Distributor shall not at any time sub-license, transfer or otherwise deal with the rights of use of the Trademarks granted under this Agreement.

11.8	The Supplier, at its discretion, shall have the right to record the existence of the license hereunder, or require the Distributor to register as a registered user within the Territory.

11.9	The Distributor shall not alter, deface, remove, cover or mutilate in any manner the Trademark, serial or model number, brand, or Supplier’s name attached or affixed to any of the products, without the prior written consent of the Supplier.

11.10	Notwithstanding anything to the contrary in this Article 11, the parties shall negotiate in good faith terms to permit the co-branding of Products in the Territories.

Article 12 (Status of Distributor)

12.1	This Agreement does not in any way create the relationship of principal and agent between the Supplier and the Distributor; and under no circumstances shall the Distributor be considered to be the agent of the Supplier. The Distributor shall not act or attempt to act, or represent itself, directly or by implication, as an agent of the Supplier or in any manner assume or create, or attempt to assume or create any obligation, liability, representation, warranty or guarantee on behalf of, or in the name of the Supplier. The Distributor shall conduct its business in the purchase and resale of the Product as a principal for its own account and at its own expense and risk.

12.2	The Distributor shall, at all times, comply with all applicable laws, regulations, and orders of any government of the Territory or political subdivisions thereof, relating to or in any way affecting this Agreement and the Distributor’s performance hereunder, including the obtaining of any required licenses, permits or approvals. The Distributor shall at all times comply with all applicable laws, statues, regulations, and codes relating to anti-bribery and anti-corruption in the Territory or political subdivisions thereof.

12.3	The Distributor shall not disclose to any third party, without the prior written consent of the Supplier, or use for any purpose other than the performance of its obligations under this Agreement, any confidential information concerning the Product or business affairs or technologies of the Supplier (including, but not limited to, prices, discounts, terms and conditions of sale, customers, business affairs, Products or Product specifications) which it acquires or develops in the course of its transaction with the Supplier. Notwithstanding the foregoing, the parties may make such public disclosures as are required under applicable securities laws or the rules and regulations of any stock exchange or interdealer quotation system on which the parties’ capital stocks are then traded or listed.

Article 13 (Term)

13.1	This Agreement shall become effective upon signing and shall continue in full force and effect for a period of three (3) years from the date hereof, unless earlier terminated pursuant to Article 14.

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13.2	This Agreement shall be automatically extended for successive 1 year terms, unless three months prior to the expiration of the term or any extension thereof, a notice of intention to finally terminate is given in writing by one party to the other.

Article 14 (Termination)

14.1	This Agreement may be terminated at the option of either Party, effective immediately upon giving written notice of termination to the other Party, in each of the following events;

(a)	Should the other Party become bankrupt or insolvent, or have its business placed in the hand of a receiver, assignee or trustee, whether by voluntary act or otherwise; or

(b)	Should the other Party attempt to assign this Agreement or any rights hereunder to a third party without the terminating Party’s prior written consent; or

(c)	If the other Party ceases to function as a going concern or to conduct its operations in the normal course of business voluntarily or otherwise; or

(d)	If the other Party commits a material breach of any agreement or conditions herein contained and shall not have remedied such breach within 30days of a notice requiring the remedy of such breach.

The Supplier may immediately terminate this Agreement should the Distributor be acquired by, or should itself acquire, in whole or in part, a manufacturer of products which in the reasonable judgment of the Supplier competes with the Products;

14.2	Notwithstanding anything contained in this Agreement, either party may terminate this Agreement by a written notice served on the other, effective 3 months from the date of such notice if the objectives of the parties are not being met.

14.3	All payments owed to the Supplier upon termination shall become immediately due and payable and no cancellation or termination of this Agreement shall serve to release the Distributor or its successors or assignees from any obligations under this Agreement.

14.4	In cases of termination of this Agreement by either party for any reason, the Supplier may at its sole option repurchase from the Distributor, at the FOB loading port price paid by the Distributor to the Supplier, plus actual freight paid by the Distributor, any or all Products of Supplier or parts thereof in the possession of the Distributor. If the Supplier chooses not to exercise its option to so repurchase the Products, or purchases only part of the Distributor’s stocks of Products, the Distributor may for a period of six (6) months following termination of this Agreement, sell and distribute any stocks of the Products that it may have in store or under its control at the time. At the end of this period, the Distributor shall promptly return all remaining stocks of the Products to the Supplier at the expense of the Distributor, or dispose of the stocks as the Supplier directs. In any event of expiration or termination, the Distributor shall at the Supplier’s option promptly destroy or return all samples, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers that relate to the Supplier’s business that the Distributor may have in its possession or under its control (other than correspondence between the parties)

14.5	Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination or expiry.

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Article 15 (Indemnities)

Distributor shall indemnify the Supplier and hold the Supplier harmless from and against, and shall defend against, any and all claims and damages of every kind for injury to or death of any person or persons and for damage to or loss of property, arising out of or attributed, directly or indirectly, to the conduct, operations, op performance of Distributor.

Article 16 (Governing Law and Arbitration)

16.1	This Agreement shall be construed and enforced according to the internal laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

16.2	Any disputes, controversies or differences which may arise between the parties or in relation to or in connection with this Agreement or for the breach thereof, shall be settled by arbitration in accordance with the Rules of Arbitration of the I.C.C. by one (1) arbitrator appointed in accordance with said Rules. The proceedings shall be seated and located in New York County, New York and conducted in English. The arbitration should be final and binding upon the Parties and shall not be subject to appeal.

Article 17 (Miscellaneous Provisions)

17.1	This Agreement constitutes the entire understanding of the Supplier and the Distributor with respect to the subject matter hereof.

17.2	No amendment, modification or alteration of any terms of this Agreement shall be binding on either party unless the same shall be made in writing, dated subsequent to the date hereof and executed by or on behalf of the parties hereto.

17.3	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

17.4	No assignment of this Agreement shall be valid without the prior written consent of the other party hereto.

17.5	All waivers hereunder shall be in writing, and the failure of any party at any time to require the other party’s performance of any obligations under this Agreement shall not affect the right subsequently to require performance of the obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

17.6	This Agreement may be executed in English and in other languages (including Korean). In the event of any difference or inconsistency among different versions of this Agreement, the English version shall prevail over in all respect.

17.7	It is the Parties’ intention to issue a joint news release disclosing the creation of this Agreement in form and substance mutually agreeable to the Parties in good faith.

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17.8	Subject to the express provisions set forth in This Agreement, in no event shall either Party be liable to the other Party for consequential damages, including but not limited to lost profits, lost market or business opportunities, or lost revenues, or incidental, special or punitive damages arising under, related to, or resulting from The breach of this Agreement, regardless of legal or equitable theory, and despite timely notice of the possibility of such damages.

17.9	The intention of this Agreement is to amend, restate and replace the Original Agreement in its entirety, and each and every term and provision of the Original Agreement is hereby amended, restated, replaced, and superseded hereby, and the Original Agreement no longer has any force or effect.

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IN WITNESS WHEREOF, the parties hereto have authorized this Agreement to be executed by their respective duly authorized officers.

On behalf of Distributor:		On behalf of Supplier:

Curexo Inc.		Bionik Laboratories Corp.

Signature: /s/ Jae Jun Lee		Signature: /s/ Eric Dusseux

Name:	Jae Jun Lee	Name:	Eric Dusseux
Title:	CEO	Title:	CEO

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SCHEDULE 1

SUPPLIER PRODUCTS AND DISTRIBUTOR PRICING

The Products of Supplier and the pricing extended to the Distributor, as the date of this Agreement:

1.	InMotion Arm™ [**]

2.	InMotion Arm/Hand™ [**]

3.	InMotion Wrist™ [**]

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SCHEDULE 2

TERRITORIES

The territories of Curexo, as the Distributor of Bionik’s Products, as of the date of this Agreement:

Republic of Korea (South Korea)

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SCHEDULE 3

TRADEMARKS

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